Exhibit 99.1


                       Journal Register Company Announces
                Record Fourth Quarter and Full Year 2004 Results



    TRENTON, N.J.--(BUSINESS WIRE)--Feb. 18, 2005--Journal Register Company (NYSE:JRC) today reported net income of $25.4 million, or $0.60 per diluted share, for the quarter ended December 26, 2004, as compared to net income of $16.4 million, or $0.39 per diluted share, for the quarter ended December 28, 2003, an increase of 55.1 percent. For the year ended December 26, 2004, the Company reported net income of $116.5 million, or $2.74 per diluted share, an increase of 61.8 percent as compared to $72.0 million, or $1.72 per diluted share, for the year ended December 28, 2003.
    Excluding special items, the Company reported earnings per diluted share of $0.36 for the fourth quarter of 2004, an increase of 3.4 percent as compared to $0.35 for the fourth quarter of 2003, and $1.23 for the full year 2004, an increase of 3.5 percent as compared to $1.19 for the full year 2003. The Company's Michigan cluster contributed $0.02 and $0.03 per diluted share, respectively, to the Company's fourth quarter and full year 2004 earnings. The special items referred to above are comprised of the reversal of certain tax accruals in the third and fourth quarters of 2003 and 2004, as well as special charges recorded in the third quarter of 2003 and 2004 related to a potential acquisition and the extinguishment of a credit facility, respectively.
    Also, for comparison purposes, where noted, the Company's operating results are presented on a same-store basis, which excludes the results of the Company's acquisitions from the current and prior year periods.
    Chairman, President and CEO Robert M. Jelenic stated, "We are very pleased with our 2004 results, which reflect record revenues and earnings driven by solid execution in virtually all aspects of our business. In addition to completing our largest acquisition to date, we completed several other acquisitions, reported strong advertising revenue growth, successfully introduced numerous new products and continued to effectively manage our costs. We are optimistic that our talented staff will build upon our 2004 successes and continue to execute and drive additional growth in 2005."
    Total revenues for the fourth quarter ended December 26, 2004 were $145.9 million, an increase of 39.7 percent over the prior year quarter. Total revenues for the full year 2004 were $475.7 million, an increase of 17.2 percent over 2003, and a record for the Company. On a same-store basis, total revenues for the fourth quarter of 2004 were $106.4 million, as compared to fourth quarter 2003 revenues of $104.3 million. For the full year ended December 26, 2004, total revenues on a same-store basis were $415.0 million as compared to $405.9 million in 2003.
    Total advertising revenues for the fourth quarter of 2004 were $113.7 million as compared to $78.0 million for the fourth quarter of 2003, an increase of 45.8 percent. For the full year 2004, total advertising revenues were $361.6 million, as compared to $299.0 for the full year 2003, an increase of 20.9 percent. On a same-store basis, fourth quarter advertising revenues increased 2.9 percent to $80.2 million as compared to $77.9 million for the fourth quarter of 2003. For the full year 2004, advertising revenues, on a same-store basis, were $309.9 million, an increase of 3.7 percent as compared to advertising revenues of $298.9 million for the full year 2003.
    Retail advertising revenues on a same-store basis for the fourth quarter of 2004 increased 0.4 percent as compared to the prior year quarter, with the Company's Mid-Hudson, New York cluster reporting a
4.0 percent increase, and the Central New England cluster reporting gains of 2.7 percent.
    Classified advertising revenues on a same-store basis were up 3.9 percent for the fourth quarter, as compared to the prior year quarter. The classified advertising category continues to be led by growth in classified real estate advertising revenues, which were up 14.6 percent for the fourth quarter, and classified employment advertising revenues, which were up 12.5 percent, each on a same-store basis as compared to the fourth quarter of 2003. Classified automotive advertising revenues were down 9.4 percent for the quarter, on a same-store basis, as compared to the prior year quarter, although the Company's Central New England, Mid-Hudson, New York and Capital-Saratoga, New York clusters each reported year-over-year increases in classified automotive revenues. Overall classified gains were led by the Company's Central New England cluster, up 11.7 percent; the Mid-Hudson, New York cluster, up 7.5 percent; and the Connecticut cluster, up 6.6 percent.
    The Company's same-store national advertising revenues continued very strong and were up 27.0 percent as compared to the fourth quarter of 2003. The increase in national advertising revenues was driven by significant increases in the Company's Greater Cleveland cluster, up
38.7 percent, and the Connecticut cluster, up 37.7 percent, in each case driven by the telecommunications and national automotive categories.
    The Company's Michigan cluster, which is not included in the Company's same-store results, reported an increase in total advertising revenues for the fourth quarter 2004 of 1.3 percent as compared to the prior year period, driven by strength in national, classified real estate and classified employment advertising revenues.
    For the full year 2004, retail advertising revenues on a same-store basis increased 1.7 percent as compared to 2003, with all but one of the Company's clusters reporting year-over-year increases. Classified advertising revenues on a same-store basis were strong for the full year 2004, up 4.9 percent as compared to the prior year. Growth in overall classified advertising revenues was driven primarily by real estate advertising revenues, up a strong 13.4 percent, and employment advertising revenues, up 10.5 percent. Classified automotive advertising revenues were down 7.4 percent for the full year 2004, on a same-store basis as compared to 2003, due to continued softness in the automotive market. Same-store national advertising revenues continued very strong and were up 15.8 percent as compared to 2003.
    Circulation revenues were $27.2 million for the fourth quarter of 2004, as compared to $22.2 million in the fourth quarter of 2003. On a same-store basis, circulation revenues were $22.1 million for the fourth quarter of 2004, as compared to $22.2 million for the fourth quarter of 2003.
    Online revenues for the fourth quarter of 2004 increased approximately 59 percent to $1.9 million as compared to the fourth quarter of 2003. For the year ended December 26, 2004, online revenues were approximately $6.2 million, an increase of 31.0 percent as compared to full year 2003. In addition, for the full year 2004, the Company's websites generated approximately 150.5 million page views, which reflects a compound annual growth rate for page views of approximately 32 percent since 2000.
    The Company reported EBITDA for the fourth quarter and the year ended December 26, 2004 of $37.3 million and $122.4 million, respectively, representing increases of 22.5 percent and 12.1 percent as compared to the respective periods of the prior year. The Company's EBITDA margin for the fourth quarter and full year was 26 percent.
    On a same-store basis, non-newsprint cash operating expenses increased 3.3 percent and 2.0 percent, respectively, for the fourth quarter and full year 2004, each as compared to the prior year period. Excluding costs associated with the implementation of Sarbanes-Oxley
Section 404 ($2.0 million in the fourth quarter and $3.0 million for the full year 2004), non-newsprint cash operating expenses increased less than one percent for the fourth quarter and full year 2004, each as compared to the prior year periods. The Company expects that it will continue to incur expenses associated with ongoing Sarbanes-Oxley compliance and the initial implementation of Sarbanes-Oxley in the Company's Michigan cluster. The Company currently projects that such expenses will be approximately $1.5 to $2.0 million during the first quarter of 2005.
    On a same-store basis, Journal Register Company's newsprint expense was up approximately five percent for the quarter and up approximately 6.5 percent for the full year 2004, as compared to the 2003 fourth quarter and full year periods. The Company's unit cost of newsprint increased approximately nine percent for the fourth quarter 2004 as compared to the fourth quarter of 2003.
    Commenting on the Company's results, Executive Vice President and Chief Financial Officer Jean B. Clifton noted, "We continue to focus on integrating 21st Century Newspapers into Journal Register Company and implementing our clustering strategy to capitalize on the synergies in Michigan and throughout each of our clusters. Our ability to maximize these synergies drives our ability to grow revenues and to consistently and effectively manage our costs, thereby enabling us to generate very substantial free cash flow."
    Clifton continued, "In 2004, we generated free cash flow of $71.4 million, or $1.68 per diluted share, which represents the conversion of over 58 percent of our EBITDA to free cash flow."
    As of December 26, 2004, Journal Register Company's net debt outstanding was approximately $778 million. The Company's capital expenditures for 2004 were approximately $15 million.
    Looking ahead, Jelenic said, "We expect another year of solid performance in 2005 and anticipate that our Michigan cluster will play an important role in our continued success."
    The Company's fourth quarter and full year 2004 earnings conference call is scheduled for 10:00 a.m. EST today and will be accessible via a live Internet webcast and a limited number of listen-only, dial-in conference lines. The live webcast can be accessed through Journal Register Company's website, www.journalregister.com, and through CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors at www.streetevents.com. Please access the webcast at least ten minutes prior to the start of the call to ensure adequate connection time. An archive of the webcast will be available at www.journalregister.com for seven days following the call.
    To access the conference call, dial (877) 645-6115 at least ten minutes prior to the start of the call. International callers should dial (706) 679-5367.

    Journal Register Company is a leading U.S. newspaper publishing company. Journal Register Company owns 27 daily newspapers, including the New Haven Register, Connecticut's second largest daily and Sunday newspaper, and 337 non-daily publications. Journal Register Company currently operates 194 individual Web sites that are affiliated with the Company's daily newspapers and non-daily publications. These Web sites can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in seven geographic areas:
Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; Central New England; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company has an investment in PowerOne Media, LLC, a leading provider of online solutions for newspapers, hosting the largest online newspaper network in the U.S.

    In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. All EBITDA, Free Cash Flow and Adjusted Net Income figures in this release are non-GAAP financial measures. EBITDA is defined as net income plus provision for income taxes, net interest expense, depreciation, amortization, and other non-cash, special or non-recurring charges. Free cash flow is defined as EBITDA minus capital expenditures, interest and cash income taxes. Adjusted Net Income excludes the special items that are described elsewhere in this release. EBITDA Margin is defined as EBITDA divided by total revenues. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate and compare the Company's results from operations and cash resources generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. The emphasis on measures of cash flow is appropriate given the generally predictable cash flow generated by the Company's operations and the short period of time it takes to convert new orders to cash. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

    This news release contains forward-looking statements that involve a number of risks and uncertainties, which could cause actual results to differ materially. These include, but are not limited to, the success of the Company's acquisition strategy, including the acquisition of 21st Century Newspapers, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, including the acquisition of 21st Century Newspapers, competitive pressures, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and increases in interest rates. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

    Financial Summary follows.



                       JOURNAL REGISTER COMPANY
                   CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)

                                     Quarter Ended      Year Ended
                                     -------------      ----------
                                  12/26/04 12/28/03 12/26/04 12/28/03
                                  -------- -------- -------- --------

Revenues:
 Advertising                      $113,718  $77,988 $361,591 $298,986
 Circulation                        27,194   22,202   96,770   90,034
                                  -------- -------- -------- --------
Newspaper revenues                 140,912  100,190  458,361  389,020
Commercial printing and other        4,954    4,198   17,366   16,966
                                  -------- -------- -------- --------
Total revenues                     145,866  104,388  475,727  405,986

Operating expenses:
 Salaries and employee benefits 55,116 38,677 181,888 155,355 Newsprint, ink and printing
  charges                           12,551    8,135   38,678   31,181
 Selling, general and
  administrative                    21,431   12,552   66,389   51,932
 Depreciation and amortization       5,019    3,822   17,153   15,447
 Other                              19,462   14,577   66,339   58,334
                                  -------- -------- -------- --------

Total operating expenses           113,579   77,763  370,447  312,249
Operating income                    32,287   26,625  105,280   93,737
Net interest expense and other      (7,592)  (3,456) (19,362) (15,627)
Loss on write-off of debt
  issuance costs                       --       --    (1,211)     --
                                  -------- -------- -------- --------
Income before provision for
 income taxes                       24,695   23,169   84,707   78,110
Provision (benefit) for
 income taxes                         (723)   6,777  (31,806)   6,120
                                  -------- -------- -------- --------
Net income                         $25,418  $16,392 $116,513  $71,990
                                  ======== ======== ======== ========
Net income per common share:
 Basic                               $0.61    $0.40    $2.78    $1.75
 Diluted                             $0.60    $0.39    $2.74    $1.72
Adjusted net income per
 common share:
 Basic                               $0.36    $0.35    $1.25    $1.21
 Diluted                             $0.36    $0.35    $1.23    $1.19
Weighted-average shares
 outstanding:
 Basic                              41,974   41,270   41,907   41,245
 Diluted                            42,417   42,156   42,474   41,834

Other Data:
-----------
Net income                         $25,418  $16,392 $116,513  $71,990
 Add: Net provision (benefit)
  for income taxes                    (723)   6,777  (31,806)   6,120
 Add: Net interest expense and
  other                              7,592    3,456   20,573   15,627
                                  -------- -------- -------- --------

Operating income                    32,287   26,625  105,280   93,737
 Add: Depreciation and
  amortization                       5,019    3,822   17,153   15,447
                                  -------- -------- -------- --------
EBITDA                             $37,306  $30,447 $122,433 $109,184
EBITDA margin                          26%      29%      26%      27%
  Less: Capital expenditures        (6,467)  (5,027) (14,893) (15,129)
  Less: Interest expense            (7,656)  (3,392) (19,287) (14,663)
  Less: Cash income taxes           (4,029)  (6,042) (16,865) (20,476)
                                  -------- -------- -------- --------
 Free cash flow                    $19,154  $15,986  $71,388  $58,916
 Free cash flow per diluted share    $0.45    $0.38    $1.68    $1.41
Net income, as reported            $25,418  $16,392 $116,513  $71,990
 Less: Special items               (10,278)  (1,845) (64,192) (22,203)
                                  -------- -------- -------- --------
Adjusted net income                $15,140  $14,547  $52,321  $49,787


    Notes:

    1. Cash income taxes represent the application of the Company's expected current year income tax liability rate to the income before provision for income taxes for each period presented, without regard to the actual timing of such payment, and are reduced by the anticipated benefit of the utilization of available net operating loss carry-forwards.

    2. Adjusted net income excludes the net effect of: (i) the reversal of certain tax accruals in the third and fourth quarters of 2004 ($54.6 million and $10.3 million, respectively) and the third and fourth quarters of 2003 ($20.9 million and $1.8 million, respectively); (ii) a special charge of approximately $1.2 million ($738,000 net of tax effect) in the third quarter of 2004 related to the extinguishment of the Company's refinanced credit facility; and (iii) special transaction-related expenses of approximately $850,000 ($553,000 net of tax effect) in the third quarter of 2003.



    CONTACT: Journal Register Company
             Jean B. Clifton, 609-396-2200